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                                                                    Exhibit 12.1

                                 Ziff-Davis Inc.
                Computation of Ratio of Earnings to Fixed Charges
                        (Amounts in thousands of dollars)

                                                           Two month        Period
                                                             period        Feb 29 to
                                                             ended         December                Year ended December 31,
                                                                                           ---------------------------------------
                                                           February 28,       31,
                                                 1995         1996           1996           1997             1998           1999
                                              --------     ------------    ---------       --------        ---------     ---------
Pre-tax income (loss) from continuing
operations before adjustment for minority
interests in consolidated subsidiaries or
income (loss) from equity investees          $  15,137       $   6,783     $   9,251      $  33,690       $  (32,663)   $ (765,197)

Distribution from joint ventures                     -               -             -              -                -         4,000
                                              --------       ---------     ---------      ---------       ----------    ----------
                                                15,137           6,783         9,251         33,690          (32,663)     (761,197)


Interest expense                                    -                -             -              -                -             -
Interest allocated to asset held for sale           -                -             -              -                -             -
Interest portion of rent expense                 3,141              551        2,560          3,454            3,070         4,005
                                              --------       ----------    ---------      ---------       ----------    ----------

Total fixed charges                              3,141              551        2,560          3,454            3,070         4,005
                                             ---------       ----------    ---------      ---------       ----------    ----------
Earnings before income taxes and fixed
  charges                                    $  18,278       $    7,334    $  11,811      $  37,144       $  (29,593)   $ (757,192)
                                             =========       ==========    =========      =========       ==========    ==========

Ratio of earnings to fixed charges                 5.8             13.3          4.6           10.8            (a)           (a)
                                             =========       ==========    =========      =========       ==========    ==========

Insufficient to cover                                                                                         32,663       761,197
                                                                             Pro forma       Pro Forma
                                                                           Twelve Months    Three Months
                                                  Three Months Ended           Ended           Ended
                                                        June 30,             March 31,        June 30,
                                              -------------------------     -----------     -----------
                                                 1999           2000            2000            2000
                                              ----------     ----------     -----------     -----------
Pre-tax income (loss) from continuing
operations before adjustment for minority     $  5,608       $   4,089      $  (5,747)       $   2,245
interests in consolidated subsidiaries or
income (loss) from equity investees

Distribution from joint ventures                     -           2,000          4,000            2,000
                                              ----------     ----------     -----------      ----------
                                                 5,608           6,089         (1,747)           4,245

Interest expense                                     -          12,639         58,895           14,725
Interest allocated to asset held for sale            -             942          3,800              950
Interest portion of rent expense                   572           1,455          3,870            1,455
                                              ----------     ----------     -----------      ----------

Total fixed charges                                572          15,036         66,565           17,130
                                              ----------     ----------     -----------      ----------
Earnings before income taxes and fixed
  charges                                     $  6,180       $  21,125      $  64,818        $  21,375
                                              ==========     ==========     ===========      ==========

Ratio of earnings to fixed charges                10.8             1.4           (a)               1.2
                                              ==========     ==========     ===========      ==========

Insufficient to cover                                                           1,747